Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Executes Loan Modification with Keybank to Provide Improved Operating Cashflow and Completes its Effort to Modify all Secured Loans Guaranteed by the Company

RESTON, VA, November 2, 2009 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) today announced that it and certain of its subsidiaries (collectively “Comstock” or the “Company”) entered into a loan modification with Keybank National Association (“Keybank”), completing its efforts to modify all of the secured loans that the Company has guaranteed. The loan modification amends an existing loan with a $22.8 million outstanding principal balance secured by the Company’s Eclipse condominium project and the Company’s planned Station View townhouse project (the “Loan”) in a manner that will immediately provide Comstock with improved operating cashflow from sales at the two properties.

The key terms of the modification increase the cash flow available to Comstock through reduced principal payments required by Keybank as condominium units are settled at the Eclipse project and through the sale of the Station View project land. The modification reduces the curtailment requirement from 100% of net proceeds to 85% of the net sales price of Eclipse condominium units, providing Comstock with cash equal to 15% of the net sales price as each condominium unit is delivered. The loan modification will be applied retroactively to all settlements occurring on or after July 1, 2009, resulting in an immediate cash infusion to Comstock.

The modification allows for continued receipt by Comstock of 15% of the net sales price of Eclipse condominium units provided Comstock satisfies certain conditions subsequent; including meeting a minimum sales requirement of nine (9) units per quarter on a cumulative basis, and satisfying certain other conditions with respect to certain outstanding unsecured indebtedness of the Company (the “Modification Covenants”). It shall not be deemed a default under the loan should Comstock fail to meet the Modification Covenants but may result in a reversion to the unit release provisions as previously set forth in the existing loan documents.

Recent sales at the Eclipse project have been sufficient to position the Company to meet the Modification Covenants with respect to unit sales through Q4 2009. The Company also has entered into a contingent contract covering the sale of the Station View land and expects that, provided the conditions of sale are met, the sale will be consummated in the first quarter of 2010. The Company continues to work diligently on satisfying the Modification Covenants related to the Company’s unsecured indebtedness.

The Modification also reduces the curtailment requirement applicable to the Station View project; providing for the payment of certain outstanding unsecured debts of the Company from the sale proceeds generated through the sale of the Station View land and thereafter reducing the curtailment requirement from 100% to 85% of the net sales price generated through the pending sale of the Station View project land, subject to a minimum release price to be paid to the Lender.

In exchange for the modified terms, Comstock agreed to adjust the interest rate to the higher of LIBOR plus 5.0% or the prime rate plus 2.0% subject to a LIBOR floor of 2.0%. The interest reserve provision of the loan was maintained providing Comstock a means for payment of debt service on the loan as modified without requiring operating cashflow to cover interest expenses.

“The agreement reached with Keybank provides us with an immediate cash infusion and gets us very close to completing our plan for stabilizing Comstock.” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “Sales at the Eclipse project have improved this year, giving us reason to believe that the terms of this loan amendment will facilitate ongoing enhanced cashflow from operations. This will help tremendously in our effort to position Comstock to rebuild shareholder value. We expect to report results for the third quarter on or before November 16, 2009, at which time we believe we will meet the shareholder equity listing requirement applicable to the Nasdaq Capital Markets. These recent accomplishments and continuing signs that the market downturn is easing in the Washington, DC metropolitan area gives us reason to once again be optimistic about our future.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. and Raleigh, N.C. metropolitan areas. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700